                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         U.S.A. FLORAL PRODUCTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                     same
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

--------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

  (3) Filing Party:

--------------------------------------------------------------------------------

  (4) Date Filed:

--------------------------------------------------------------------------------
Notes:

                               [USA FLORAL LOGO]

                      1025 Thomas Jefferson Street, N.W.
                                Suite 300 East
                             Washington, DC 20007



                                          April 10, 2000

Dear Stockholder:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders of U.S.A. Floral Products, Inc. to be held on Friday, May 12, 2000, at 10:00 a.m., at The Washington Monarch Hotel, 2401 M Street N.W., Washington, D.C.

   The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

   Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

   We look forward to seeing you on May 12th.

                                          Sincerely,

                                          /s/ Michael W. Broomfield
                                          Michael W. Broomfield
                                          Chief Executive Officer

                         U.S.A. FLORAL PRODUCTS, INC.
                      1025 Thomas Jefferson Street, N.W.
                                Suite 300 East
                            Washington, D.C. 20007

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 12, 2000

                               ----------------

   The Annual Meeting of Stockholders (the "Annual Meeting") of U.S.A. Floral Products, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 12, 2000, at 10:00 a.m., Eastern Daylight Savings Time, at The Washington Monarch Hotel, 2401 M Street N.W., Washington, D.C., for the following purposes:

     1. To elect two Class II directors to replace those Class II directors who recently resigned to serve for a term of two years and until their respective successors are duly elected and qualified;

     To elect two Class III directors to serve for a term of three years and until their respective successors are duly elected and qualified;

     2. To ratify the selection of PricewaterhouseCoopers LLP, independent accountants, to audit the books and accounts of the Company for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

   The Board of Directors of the Company has fixed the close of business on March 30, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

   The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

   A complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the offices of the Company, 1025 Thomas Jefferson Street, N.W., Suite 300 East, Washington, D.C. 20007.

   Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                     By order of the Board of Directors

                                          /s/ Julie A. Waters
                                              Julie A. Waters
                                            Assistant Secretary

Washington, D.C.
April 10, 2000

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                         U.S.A. FLORAL PRODUCTS, INC.
                      1025 Thomas Jefferson Street, N.W.
                                Suite 300 East
                            Washington, D.C. 20007

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of U.S.A. Floral Products, Inc., a Delaware corporation (the "Company"), for use at the Company's 2000 Annual Meeting of Stockholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held on Friday, May 12th, at 10:00 a.m., Eastern Daylight Savings Time, The Washington Monarch Hotel, 2401 M Street N.W., Washington, D.C., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement, together with the accompanying Notice and the enclosed proxy card, are first being sent to stockholders on or about April 10, 2000.

Record Date; Voting Securities; Voting and Proxies

   The Board has fixed the close of business on March 30, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). On the Record Date, there were 16,443,614 shares of Common Stock of the Company, par value $.001 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Abstentions may be specified as to all proposals to be brought before the Annual Meeting other than the election of directors.

   Shares can be voted at the Annual Meeting only if the stockholder is present in person or is represented by proxy. If the enclosed proxy card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly completed proxy submitted by such a nominee holder on behalf of a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

   The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

   Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Assistant Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

   The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

Quorum; Votes Required

   The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing at least a majority of the total number of shares of Common Stock entitled to vote on the Record Date will constitute a quorum for purposes of the Annual Meeting. Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (even if some such proxies reflect broker non-votes). In addition, abstentions will be counted as present for purposes of determining the existence of a quorum.

   Under applicable Delaware law and the Company's Amended and Restated Bylaws ("Bylaws"), directors are to be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Accordingly, and in accordance with the Company's Bylaws, the four nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

   The remaining proposal to be brought before the Annual Meeting requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Abstentions will be counted as shares present at the Annual Meeting and will thus increase the minimum number of affirmative votes necessary to approve this proposal. Because they will not be recorded as votes in favor of this proposal, however, abstentions will have the effect of votes against this proposal. Broker non-votes with respect to this proposal will be treated as shares not capable of being voted on this proposal; accordingly, broker non-votes will have no effect either on the minimum number of affirmative votes necessary to approve this proposal or on the outcome of voting on this proposal.

                             ELECTION OF DIRECTORS

   The Bylaws of the Company provide that the number of directors (which is to be not less than two) is to be determined from time to time by resolution of the Board. The Board is currently composed of 5 persons. During 1999, the Board consisted of 11 members through May 1999. Following the resignation of former Director Leonsis, the Board was comprised of 10 members. As of February 1, 2000, the three former insider directors, Messrs. Moreno, Dickinson, and Brothers resigned. On March 1, 2000, Directors Poirier and Ledecky resigned.

   Pursuant to the Company's Certificate of Incorporation, the members of the Board are divided into three classes, designated Class I, Class II and Class
III. Each class is to consist, as nearly as may be possible, of one-third of the total number of members of the Board. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors will expire at the 2001 Annual Meeting of Stockholders, and the term of the Class II directors will expire at the 2002 Annual Meeting of Stockholders. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified. A director of any class who is elected to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he is elected and a director who is elected to fill a vacancy arising in any other manner holds office for the remaining term of his predecessor.

   The two Class II directors are nominees for election this year in order to replace two of the four Class II directors who recently resigned. Since the two nominees are being nominated to fill a vacancy, their term will expire at the same time that their predecessor's term would have expired, which is the 2002 Annual Meeting of Stockholders. In addition to the two nominees for Class II directors, there are two nominees for Class III directors for election this year for a three-year term expiring at the 2003 Annual Meeting of the Stockholders. Both of the nominees are incumbent Directors in Class III. In these elections, the four persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the two Class II nominees and two Class III nominees listed below unless otherwise instructed. If a stockholder does not wish his or her shares to be voted for a particular nominee, the stockholder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominee. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

   Set forth below is certain information with regard to the two nominees for election as Class II directors, the two nominees for election as Class III directors, and each continuing Class I director.

                  Nominees for Election as Class II Directors

       Name and Age                Principal Occupation and Directorships
       ------------                --------------------------------------
Michael W. Broomfield...... Michael W. Broomfield has served as the Chief
 Age 58                     Executive Officer of the Company since January 3,
                            2000. Prior to joining the Company, Mr. Broomfield
                            was appointed Chief Operating Officer in 1996 for
                            Giant Food Inc., a supermarket distribution company
                            with over $4.5 billion in annual revenues. Later,
                            Mr. Broomfield also joined the Board of Giant Food,
                            Inc. Prior to joining Giant, Mr. Broomfield was
                            Managing Director of Savacentre Hypermarkets,
                            England. Savacentre is a fully owned subsidiary of
                            J. Sainsbury's Hypermarket Division. In addition to
                            his professional experience, Mr. Broomfield serves
                            as an advisory director to the Ford Motor Company's
                            Service Board.

Dwight L. Ferguson......... Dwight L. Ferguson is currently the Company's
 Age 43                     President and Chief Operating Officer. From October
                            1, 1998 to February 29, 2000, Mr. Ferguson served as
                            Vice Chairman of the Company and the President of
                            the International Division. Prior to that date, Mr.
                            Ferguson served as President and Chief Operating
                            Officer of Florimex Worldwide, Inc. He joined
                            Florimex in April 1993 as President of North
                            American Operations and was appointed Managing
                            Director with responsibility for Far East operations
                            in 1996.

   The Board unanimously recommends that stockholders vote FOR the election of the two persons nominated to serve as Class II directors.

                  Nominees for Election as Class III Directors

       Name and Age                Principal Occupation and Directorships
       ------------                --------------------------------------
Vincent W. Eades........... Vincent W. Eades has been a director of the Company
 Age 41                     since July 1997 and is also a director of UniCapital
                            Corporation and Building One Services Corporation.
                            Since its inception in March 1998, Mr. Eades has
                            served as the Chairman, President and Chief
                            Executive Officer of PowerRide Motorsports, Inc., a
                            company that will seek to become a leading retailer
                            of motorcycles and personal leisure vehicles through
                            a combination of consolidating, relocating and
                            expanding dealerships and opening new dealerships.
                            From April 1995 to March 1998, Mr. Eades served as
                            the Senior Vice President of Sales and Marketing for
                            Starbucks Coffee Co., Inc. For more than eleven
                            years prior to April 1995, Mr. Eades was associated
                            with Hallmark Cards Inc., most recently as a General
                            Manager.

Edward J. Mathias.......... Edward J. Mathias has been a director of the Company
 Age 58                     since July 1997 and is also a director of U.S.
                            Office Products Company, and Musicmaker.com. Mr.
                            Mathias has served as Managing Director of the
                            Carlyle Group, a Washington, D.C. based merchant
                            bank, since 1993. From 1971 to 1993, Mr. Mathias was
                            associated with T. Rowe Price Associates, Inc., an
                            investment management organization.

   The Board unanimously recommends that stockholders vote FOR the election of the two persons nominated to serve as Class III directors.

         Directors Continuing as Class I Directors--Term Expiring 2001

       Name and Age                Principal Occupation and Directorships
       ------------                --------------------------------------
Aaron J. Gellman........... Aaron J. Gellman has been a member of the Board
 Age 69                     since December 1998. Since January 1992, Dr. Gellman
                            has been the Director of the Transportation Center
                            at Northwestern University. Dr. Gellman is also a
                            Professor of Management and Strategy at Northwestern
                            University's Graduate School of Management and a
                            Professor of Industrial Engineering at Northwestern
                            University's McCormick School of Engineering and
                            Applied Science.

Ann Torre Grant............ Ann Torre Grant has been a member of the Board since
 Age 42                     December 1998 and is also a director of Condor
                            Technology Solutions, Inc. ("Condor"), SLM Holding
                            Co., its subsidiary, Sallie Mae, Franklin Mutual
                            Series Mutual Funds, and Training Devises, Inc., an
                            aircraft and simulator manufacturing company. Ms.
                            Grant was Executive Vice President and Chief
                            Financial Officer of NHP, Incorporated ("NHP"), a
                            national real estate services company, from February
                            1995 until the sale of NHP in December 1997. From
                            1988 to February 1995, Ms. Grant held various
                            corporate finance positions with US Airways, serving
                            as Vice President and Treasurer from 1991 to 1995.

Peter Roy.................. Peter Roy has been a member of the Board since
 Age 43                     December 1998. Mr. Roy also serves on the boards of
                            Stonyfield Farm, White Wave Soy Products, Mountain
                            Sun Organic Juices and Fitness Holdings Worldwide.
                            From 1993 to December 31, 1998, Mr. Roy served as
                            President of Whole Foods Market, Inc.

Board of Directors and Committees

   The Board met ten times during the fiscal year ended December 31, 1999 ("Fiscal 1999"), in addition to conducting its affairs on several occasions by written consent. The Board has established an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

   The Executive Committee of the Board is authorized and empowered to take any and all actions that the Board is permitted to take, other than (i) any action that requires the consent of the lenders or their agent under the Company's credit agreement or (ii) any action that involves the acquisition of the stock or assets of, or merger or consolidation of the Company or any of its subsidiaries with, any entity or group of entities in which the total consideration to be paid by the Company equals or exceeds $15,000,000 in the aggregate (whether in cash, stock, assumption of indebtedness or any combination thereof). Currently, Director Mathias is the sole member of the Executive Committee. During Fiscal 1999, Former Directors Moreno, Dickinson, Poirier and Ledecky were also members of the Executive Committee.

   The Audit Committee selects and engages on behalf of the Board the independent public accountants to conduct the annual audit of the Company's books and records, reviews the proposed scope of such audit, approves the audit fees to be paid and reviews the Company's accounting and financial controls with the independent public accountants and the Company's financial and accounting staff. The Audit Committee also reviews and approves transactions between the Company and its directors, officers and affiliates. The Audit Committee currently consists of Directors Eades and Grant. The Audit Committee met four times during Fiscal 1999.

   The Compensation Committee (i) sets the levels and terms of compensation for the Company's executive officers, (ii) approves, on behalf of the Company, entry into employment agreements with executive officers and other employees, which embody terms reviewed and approved by the Compensation Committee, (iii) sets performance and other goals upon the attainment of which performance-based incentive compensation may be paid, (iv) verifies the attainment of such goals and determines the incentive compensation to be awarded in respect of such attainment, and (v) reports to the Company's stockholders on executive compensation as required by applicable rules and regulations of the Securities and Exchange Commission. Directors Mathias and Roy are currently members of the Compensation Committee. The Compensation Committee met two times during Fiscal 1999.

   The Nominating Committee proposes and reviews individuals to be nominated for election to the Board. The Nominating Committee currently consists of Directors Mathias and Roy. The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to Chairman, Nominating Committee, care of Secretary, U.S.A. Floral Products, Inc., 1025 Thomas Jefferson Street, N.W., Suite 300 East, Washington, D.C. 20007. The Nominating Committee met one time during Fiscal 1999.

   No director currently in office attended fewer than 75% of the total number of meetings of the Board during Fiscal 1999.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

   The Board has selected PricewaterhouseCoopers LLP to serve as the Company's principal accountants for the fiscal year ending December 31, 2000. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

   The proposal to ratify the selection of PricewaterhouseCoopers LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present and entitled to vote on the proposal.

   The Board unanimously recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent accountants.

                            EXECUTIVE COMPENSATION

Executive Compensation Summary

   The following table sets forth information regarding compensation of the Company's Chief Executive Officer and other executive officers of the Company whose compensation is required to be disclosed (the "Named Executive Officers") for Fiscal 1999.

                          Summary Compensation Table

                                                                      Long Term
                                                                     Compensation
                                          Annual Compensation           Awards
                                     ------------------------------  ------------
                                                                      Securities
                                                       Other Annual   Underlying
  Name and Principal Position   Year  Salary   Bonus   Compensation  Options (#)
  ---------------------------   ----  ------  -------- ------------  ------------
Robert J. Poirier.............. 1999 $500,000 $      0   $ 6,990(2)     50,000
  Chairman of the Board,
   President and                1998 $160,570 $ 60,000   $16,990(3)    385,000
   Chief Executive Officer(1)   1997 $112,519 $      0   $26,489(4)    110,000

Dwight L. Ferguson............. 1999 $220,000 $110,000   $ 6,000(5)     20,000
  President and Chief Operating
   Officer(6)                   1998 $ 57,541 $ 27,000   $ 1,500(5)     50,000
                                1997 $      0 $      0   $     0             0

W. Michael Kipphut............. 1999 $200,000 $      0   $ 6,000(5)     20,000
  Chief Financial Officer(6)    1998 $ 42,933 $ 27,000   $ 1,500(5)     50,000
                                1997 $      0 $      0   $     0             0

John T. Dickinson.............. 1999 $225,000 $ 30,000   $ 3,727(5)     10,000
  President of the Wholesale
   Division(7)                  1998 $153,001 $ 20,000   $ 4,095(5)          0
                                1997 $ 28,899 $      0   $   975(5)     50,000

Jeffrey Brothers............... 1999 $200,000 $100,000   $ 6,000(5)     20,000
  President of the West Coast
   Bouquet                      1998 $173,269 $      0   $ 6,000(5)          0
   Division(7)                  1997 $ 25,500 $      0   $   750(5)     50,000

--------
(1) Mr. Poirier resigned as President and Chief Executive Officer, effective January 3, 2000. Mr. Poirier resigned as a Director and Chairman on March 1, 2000. Mr. Poirier was replaced as Chief Executive Officer by Michael W. Broomfield--see "Arrangements regarding Employment"--and as President by Dwight L. Ferguson on March 1, 2000.
(2) Consists of a car allowance of $6,990.
(3) Consists of a car allowance of $6,990 and deferred compensation of $10,000.
(4) Consists of a housing allowance of $20,000 and a relocation/moving allowance.
(5) Consists of a car allowance.
(6) Messrs. Ferguson and Kipphut joined the Company in the second half of 1998.
(7) Messrs. Dickinson and Brothers joined the Company in the second half of 1997.

Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to the grant of options to the Named Executive Officers during Fiscal 1999 and the value of options held at December 31, 1999.

                                                                              Potential
                                                                          Realizable Value
                                                                          at Assumed Annual
                                                                           Rates of Stock
                            Number                                              Price
                         of Securities   % of Total   Exercise            Appreciation for
                          Underlying   Option Granted or Base              Option Term (2)
                            Options     to Employees   Price   Expiration -----------------
          Name            Granted (#)  in Fiscal Year  ($/Sh)     Date       5%      10%
          ----           ------------- -------------- -------- ----------    --    --------
Robert J. Poirier.......    50,000(1)       8.4%       12.25    2/22/09   $385,198 $976,167
Dwight L. Ferguson......    20,000(1)       3.4%       12.25    2/22/09   $154,079 $390,467
W. Michael Kipphut......    20,000(1)       3.4%       12.25    2/22/09   $154,079 $390,467
John T. Dickinson.......    10,000(1)       1.7%       12.25    2/22/09   $ 77,040 $195,233
Jeffrey Brothers........    20,000(1)       3.4%        7.13    4/01/09   $ 89,680 $227,268

--------
(1) All options vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.
(2) The potential realizable value is based on the assumed annual rates of stock price appreciation being applied to the above exercise prices. Such information is shown for informational purposes and does not represent an estimate or prediction of the Company's future stock price.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Value Table

   The following table summarizes the value at December 31, 1999 of all shares subject to options granted to the Named Executive Officers of the Company to the extent not then exercised, and information concerning option exercises, if any, during Fiscal 1999.

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised
                                                    Options at Fiscal Year    In-the-Money Options at
                            Shares                            End               Fiscal Year End (1)
                         Acquired On     Value     ------------------------- -------------------------
          Name           Exercise (#) Realized ($) Unexercisable Exercisable Unexercisable Exercisable
          ----           ------------ ------------ ------------- ----------- ------------- -----------
Robert J. Poirier.......       0            0         363,750      181,250          0            0
Dwight L. Ferguson......       0            0          57,500       12,500          0            0
W. Michael Kipphut......       0            0          57,500       12,500          0            0
John T. Dickinson.......       0            0          25,000       60,000          0            0
Jeffrey Brothers........       0            0          25,000       70,000          0            0

--------
(1) The value of the Common Stock at December 31, 1999 was $2.47 per share.

Arrangements Regarding Employment

   On November 24, 1999, the Company entered into a three-year employment agreement with Michael W. Broomfield, pursuant to which the Company agreed to employ Mr. Broomfield, effective January 3, 2000, as its Chief Executive Officer at an annual base salary of $425,000, plus up to fifty percent (50%) of his existing base salary as an annual bonus upon achievement of certain performance criteria. In addition, Mr. Broomfield was granted 200,000 options to purchase Company Common Stock at the closing sale price on November 24, 1999 and an additional 150,000 options to purchase Company Common Stock at the closing price on January 3, 2000. All options granted vest at the rate of 25% as of January 3, 2000 and an additional 6.25% on the last day of each succeeding calendar quarter beginning as of March 31, 2000. Pursuant to the terms and conditions of the employment agreement, Mr. Broomfield commenced employment as the Chief Executive Officer on January 3, 2000 and received a signing bonus of $200,000. The employment agreement also includes a one-year post-employment non-competition provision. If Mr. Broomfield is terminated without cause, as defined by the agreement, he is entitled to receive within five days of such termination a lump sum payment equal to accrued but unused vacation and fifty percent of the base salary at the rate then in effect over the period remaining in his employment term or one year, whichever is greater, with an additional fifty percent of his base salary then in effect to be paid in accordance with the Company's regular payroll practices over the remaining term of his employment agreement or one year, whichever is greater, and coverage under Company provided welfare plans on the same basis as were provided at the time of termination for the remaining term in his employment term, or one year, whichever is greater. In addition, all options become immediately vested and remain exercisable for three months following the termination date. Notwithstanding the foregoing, if Mr. Broomfield is terminated without cause within a two year period following a Change of Control (as defined), in lieu of the amounts above, Mr. Broomfield shall receive within five days of such termination, a lump sum equal to 3 times of his annual salary then in effect, plus coverage under Company provided welfare plans on the same basis as were provided at the time of termination for three years.

   Effective September 1, 1999, the Company entered into a two-year employment agreement with John T. Dickinson, pursuant to which the Company agreed to employ Mr. Dickinson as President of its Wholesale Division at an annual base salary of $225,000 plus a bonus based upon the achievement of certain performance criteria. The agreement also includes a two-year post-employment non-competition provision. If Mr. Dickinson is terminated without cause, he is entitled to receive accelerated vesting of options to purchase shares of Common Stock then held by him, as well as his base salary plus benefits for 12 months.

   Effective October 14, 1999, the Company's employment agreement with Jeffrey Brothers renewed for an additional one year period, during which period Mr. Brothers was to act as President of the Company's West Coast Bouquet Division at an annual salary of $200,000 plus a bonus based upon the achievement of certain performance criteria. The agreement also includes a two-year post-employment non-competition provision. If Mr. Brothers were to be terminated without cause, he would have been entitled to his base salary for the amount of time remaining in the term of the employment agreement. Mr. Brothers resigned, effective February 29, 2000.

Compensation of Directors

   Directors who are not currently receiving compensation as officers, employees or consultants of the Company or its subsidiaries are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board and each committee meeting that they attend in person. In addition, non-employee directors receive an option to acquire 21,000 shares when elected to the Board and an option to acquire 6,000 shares on the day after each Annual Meeting of the Company's stockholders, each subject to adjustments, under the provisions of the Company's 1997 Non-Employee Directors' Stock Plan.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Messrs. Mathias and Roy.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee (the "Committee") is pleased to present its report on compensation of the Company's executive officers.

   General. The Committee is responsible for approving and reviewing with the Board the compensation of the Company's executive officers and certain other management personnel. This includes compensation awarded in the form of cash bonuses and equity-based incentives. The Committee also is responsible for approving contractual arrangements between the Company and such executive officers and management personnel, and for administering the Company's stock benefit plans, including the Incentive Plan.

   The Committee believes that compensation must be competitive, as well as directly and materially linked to the Company's performance. In administering the Company's compensation program, the Committee's objectives include the following: attracting and retaining executive talent; motivating executives to maximize operating performance; measuring performance on both an individual and a Company-wide basis; reflecting the Company's success in meeting growth and profitability targets; and linking executive and stockholder interests through the grant of options.

   The key components of the Company's executive compensation program consist of salary and annual incentive bonuses (which represent the short-term compensation components of the program) and options (which represent the long-term compensation components).

   Since the Company's inception, the Committee has striven to balance the cash compensation needed to attract, motivate and retain executive talent with long-term incentives through the grant of options with multi-year vesting schedules. In the Committee's judgment, this approach tends to align the interests of management most closely with those of the Company's stockholders.

   Base Salary. In setting base salaries for new executive officers, the Committee takes into account the background and qualifications of the new executives, the base salary levels of the Company's other executive officers and the salaries that the Company's competitors (which are often private companies, or public companies in other distribution industries with which the Company competes from time to time for executive talent) are paying to executives employed in comparable positions.

   Annual Incentive Bonus. At the end of the fiscal year, the Committee decides whether to award incentive bonuses to executive officers, based on the Company's success in achieving growth and profitability targets and recommendations made by the Company's CEO. Bonuses for 1999 were determined primarily by measuring an officer's performance and the Company's overall performance against target performance levels, typically based on: (i) the executive's overall performance and contribution to the Company's growth and profitability; (ii) the Company's overall profitability; (iii) the Company's internal revenue growth; and (iv) the Company's revenue growth due to acquisitions. For 2000, the Company has established a bonus structure with its senior executives, which correlates annual cash bonuses to the Company's success in exceeding its operating income. The Committee believes that operating income is an appropriate short and intermediate-term goal that can encompass the interests of both the Company's business model and the Company's stockholders.

   Incentive Plan. The Company's Incentive Plan is intended to provide officers (including those who are also directors), key employees and consultants with additional incentives by increasing their ownership interests in the Company and thereby focusing such individuals' efforts on the long-term goals of the Company and the maximization of total return to stockholders. In particular, the Company has used the Incentive Plan as a means to create incentives for managers at the operating unit level, principally through the award of options to managers and other employees of each operating subsidiary in conjunction with consummation of the acquisition of that operating subsidiary.

   In administering the Incentive Plan, the Committee selects, with the advice of the CEO, the individuals who will receive awards, and determines the type and number of awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding).

   The Committee believes that aligning management's interests with those of the Company's stockholders is an important element of the Company's approach to executive compensation. Options align the interests of employees with those of stockholders by providing value to the executive through stock price appreciation. The Committee is cognizant of the possible adverse impact upon the incentive provided by options that were granted at exercise prices in excess of the prices at which the Company's common stock has traded from time to time during 1999, and considers carefully the most appropriate ways in which to keep employees generally, and executives particularly, well motivated to enhance the Company's performance and stockholder value over the long term.

   Generally, the options granted during Fiscal 1999 (which include options under the Incentive Plan) have 10-year terms and are exercisable at the fair market value of the Company's stock on the date of grant, beginning one year from the date of grant and vesting thereafter in cumulative yearly amounts of 25% of the shares granted. Certain of the options granted to executives during Fiscal 1999 varied from this general practice, in circumstances where the Committee believed such variances to be appropriate and in the Company's interests.

Of the 595,000 options granted to employees during Fiscal 1999, 450,000 options to purchase shares of the Company's stock, or approximately 75.6% of the options granted during the year, were granted to executive officers.

   Options may be awarded periodically at the discretion of the Committee, which takes into account the advice of the Company's CEO. The size of such grants, in general, will be evaluated by regularly assessing competitive market practices, the recipient's position and level of responsibility within the Company and the Company's overall performance. Grants will also take into account the differential between the levels of cash compensation paid by the Company as compared to those of its competitors, including competitors for management talent.

   The Committee intends, to the extent possible, that options and other equity-based awards granted to executive officers under the Incentive Plan be deductible for federal tax purposes. Stock option awards granted under the Incentive Plan are deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation of the CEO

   Effective December 1, 1998, the Company entered into an employment agreement with Mr. Poirier. The agreement provided for an increase in base compensation from $160,000 to $500,000. The Committee considered the compensation of chief executive officers of similarly situated companies of comparable size, and determined that Mr. Poirier's new compensation level was near the midpoint of the compensation for chief executive officers of companies having comparable annualized revenues to those of the Company (including the Florimex businesses). By raising Mr. Poirier's base compensation significantly, the Committee believed that it was recognizing Mr. Poirier for his efforts and success in building the Company from inception.

   Under the agreement, Mr. Poirier was eligible to receive a cash bonus based upon the Company's success in exceeding its earnings targets. This bonus structure was consistent with the bonus arrangements that were negotiated between the Company and the executive officers who were hired in the second half of 1998 as the Company focused on building its senior management team. The Committee believed that consistency among the bonus structures applicable to senior executives would lead to team-building among those executives and to the coordination of their efforts and goals in seeking to achieve the short and intermediate-term objectives of the Company. Mr. Poirier resigned as President and Chief Executive Officer, effective January 3, 2000.

   Effective March 1, 2000, the Company entered into a separation agreement with Mr. Poirier. The agreement provided for the payment of certain sums, which were a lump sum payment of $1,250,000, payable on ore before March 15, 2000, and payment of all business expenses incurred prior to March 1, 2000 and accrued vacation. In addition, the agreement requires the Company to continue Mr. Poirier's welfare benefits until December 31, 2001. In exchange for these payments and benefits, the Company received a release of any and all claims which may have arisen out of the Company's relationship with Mr. Poirier and a termination of all vested and unvested options held by Mr. Poirier, except for 60,000, which were granted to Mr. Poirier following the initial public offering and which will remain open according to its original terms.

                          The Compensation Committee

Edward J. Mathias                                                     Peter Roy

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 30, 2000 held by each person who is known by the Company to have been the beneficial owner of more than five percent of the Company's Common Stock on such date, by each director and Named Executive Officer of the Company and by all directors and Executive Officers of the Company as a group (based on 16,443,614 shares of Common Stock outstanding as of such date).

                                                            Shares Owned
                                                          --------------------
          Name and Address of Beneficial Owner             Number      Percent
          ------------------------------------            ---------    -------
Vincent W. Eades(1)......................................    38,000        *
Aaron J. Gellman(2)......................................    31,000        *
Ann Torre Grant(3).......................................    32,000        *
Edward J. Mathias(4).....................................   148,000        *
Peter Roy(5).............................................    31,000        *
Dwight L. Ferguson(6)....................................    44,663        *
John T. Dickinson(7).....................................   172,249        *
All directors and executive officers (includes 10
 individuals)............................................   515,662(8)  3.14%
Jonathan J. Ledecky(9)................................... 1,471,004      8.9%
Robert J. Poirier(10).................................... 1,060,000     6.45%

--------
  * Less than 1%
 (1) Includes 33,000 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (2) Includes 27,000 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (3) Includes 5,000 shares that are held in the IRA account of Ms. Grant's spouse. In addition, includes 27,000 shares which may be acquired within 60 days of March 30, 2000.
 (4) Includes 33,000 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options. Also includes 50,000 shares owned by Mr. Mathias' daughter. Mr. Mathias disclaims beneficial ownership of such shares.
 (5) Includes 27,000 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (6) Includes 17,500 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (7) Includes 27,500 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (8) Includes 210,750 shares which may be acquired within 60 days of March 30, 2000 pursuant to the exercise of options.
 (9) As of December 31, 1999, Mr. Ledecky was a director of the Company, but not as of March 30, 2000.
(10) As of December 31, 1999, Mr. Poirier was an officer and director of the Company, but neither as of March 30, 2000.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   Set forth below is a description of certain transactions and relationships between the Company and certain persons who are or were during Fiscal 1999 officers, directors and principal stockholders of the Company.

Mr. Dickinson

   Mr. Dickinson has an ownership interest in a rose farm in Ecuador ("Meadow Flowers"). Mr. Dickinson's spouse is the sole stockholder of Farm Direct Flowers, Inc., which has a 13.5% interest in Meadow Flowers. American Florist purchases roses, as well as other types of flowers, from Meadow Flowers. For Fiscal 1999, purchases from Meadow Flowers totaled approximately $125,000. The Company continues to purchase roses from Meadow Flowers and believes that the terms of the purchases made from Meadow Flowers are no less favorable than those the Company could obtain from an unaffiliated third party.

Mr. Brothers

   Mr. Brothers has a 40% interest in the entity that owns the property which Monterey Bay leases. The lease, which is a month to month lease, is expected to terminate May 30, 2000 and provides for monthly rental payments of $5,000. Mr. Brothers has a 50% interest in Brothers Floral Associates, a vendor to Monterey Bay. In Fiscal 1999, purchases from Brothers Floral Associates totaled approximately $794,000. The Company believes that the terms of the purchases made from Brothers Floral Associates are no less favorable than those the Company could obtain from an unaffiliated third party.

Employment Agreements with Certain Executives of Operating Units who are also Directors

   The Company, through its wholly owned subsidiaries, has entered into employment agreements with certain of the individuals principally responsible for management of the operating units. Described below are those employment agreements of individuals who were directors of the Company through Fiscal 1999. Each of the directors listed below, however, has resigned as of February 1, 2000. Each of the agreements described below provides that the employee (i) will receive a specified base salary, (ii) will be employed for a two-year period, (iii) agrees to not compete with the Company for two years following termination of employment and (iv) is eligible for an annual bonus of up to a percentage of their base salary based in part on the performance of the applicable operating unit and in part upon the performance of the Company and other related factors. Jeffrey Brothers' employment agreement with the Company's Monterey Bay operating unit provides that Mr. Brothers will be employed for a two-year period with a base salary of $200,000. In addition, Mr. Brothers was granted Options to purchase 50,000 shares of Common Stock with an exercise price equal to the IPO price of $13.00 per share. Mr. Brother's employment agreement automatically renewed for an additional one-year term in October, 1999. John T. Dickinson's employment agreement with the Company's American Florist operating unit provides that Mr. Dickinson will be employed for a two-year period with a base salary of $225,000. In addition, Mr. Dickinson was granted options to purchase 50,000 shares of Common Stock, with an exercise price equal to the IPO price of $13.00 per share. Gustavo Moreno's employment agreement with the Company's Flower Trading operating unit provides that Mr. Moreno will be employed for a two-year period with a base salary of $270,000. For Fiscal 1999, former Director Dickinson was paid a bonus of $30,000, former Director Brothers was paid a bonus of $100,000 and former Director Moreno was paid a bonus of $81,000. Both former Directors Brothers and Moreno have resigned from the Company, as of March 30, 2000.

         COMPARISON OF CUMULATIVE TOTAL RETURN SINCE OCTOBER 10, 1997

   The following graph shows the cumulative total stockholder return on the Common Stock from the Company's IPO price on October 10, 1997 through December 31, 1999, as compared to the returns of the NASDAQ National Market Composite Index and the NASDAQ 100 Index. The graph assumes that $100 was invested in the Common Stock on October 10, 1997 and in the NASDAQ National Market Composite Index and the NASDAQ 100 Index and assumes reinvestment of dividends.


                       [Performance Graph Appears Here]

                         October 10, 1997 December 31, 1997 December 31, 1998 December 31, 1999
                         ---------------- ----------------- ----------------- -----------------
USA Floral..............       100               121                88                19
Nasdaq National Market
 Composite..............       100                90               127               234
Nasdaq 100 Index........       100                87               161               326

                                 OTHER MATTERS

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Act"), stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2001 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at is principal executive offices no later than December 8, 2000 and must otherwise comply with the requirements of Rule 14a-8.

   Under Section 16(a) of the Act, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Securities and Exchange Commission (the "Commission"), within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during Fiscal 1999, all such persons complied with all applicable filing requirements.

   The Company's Annual Report to Stockholders for the Fiscal 1999, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of this Proxy Statement.

                       PLEASE DATE, SIGN, AND MAIL YOUR
                     PROXY CARDS BACK AS SOON AS POSSIBLE!

                      ANNUAL MEETING OF STOCKHOLDERS OF
                         U.S.A. FLORAL PRODUCTS, INC.

                           MAY 12, 2000; 10:00 A.M.

                         THE WASHINGTON MONARCH HOTEL
                              2401 M STREET N.W.
                            WASHINGTON, D.C. 20007

1. Election of     NOMINEES:                   FOR all nominees           WITHHOLD      2. Proposal to ratify the appointment
   Class II        Michael W. Broomfield.   listed (except those for    AUTHORITY TO       of PricewaterhouseCooper LLP,
   Directors:      Dwight L. Ferguson          whom authority is        VOTE FOR ALL       independent certified accounts, to
                                                being withheld)           NOMINEES         audit the books of the Company for
                                                                                           the year ending December 31, 2000.

                                                                                                   FOR    AGAINST    ABSTAIN

Election           NOMINEES:
of Class III       Edward J. Mathias
Directors:         Vincent W. Eades
                                                                                       In their discretion, the proxy holders are
                                                                                    authorized to vote upon such other matters as
                                                                                    may properly come before the meeting.

                                                                                    UNLESS OTHERWISE SPECIFIED, THE SHARES OF
To withhold authority to vote for any nominee, write the name of the                COMMON STOCK REPRESENTED HEREBY WILL BE VOTED
nominee below:                                                                      "FOR" THE ELECTION AS CLASS II AND III
                                                                                    DIRECTORS OF ALL THE NOMINEES LISTED AND "FOR"
__________________________________________                                          PROPOSAL 3.

                                                                                IMPORTANT: PLEASE SIGN, DATE, AND RETURN PROMPTLY

Signature of stockholder ___________________________ Signature of stockholder _________________________ Dated _____________, 2000

Note: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as executor, administrator, trustee, or guardian, please add your titles as such, and if signer is a corporation, please sign the full corporation name by a july authorized officer or officers and affix the corporation seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

                                     PROXY

                         U.S.A. FLORAL PRODUCTS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 12, 2000

The undersigned stockholder of U.S.A. Floral Products, Inc. (the "Company") hereby appoints Michael W. Broomfield and Dwight L. Ferguson, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at The Washington Monarch Hotel, 2401 M Street N.W., Washington, D.C., on Friday, May 12, 2000, commencing at 10:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof, as follows:

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)